EXHIBIT 10.1

SOUTH STATE CORPORATION ANNUAL INCENTIVE PLAN

SECTION 1: Establishment & Purpose.

1.1Establishment of Plan. South State Corporation, a South Carolina corporation, (the “Company”) hereby establishes this South State Corporation Annual Incentive Plan (this “Plan”) for employees of the Company and its Subsidiaries, effective as of April 28, 2021.

1.2Purpose of Plan. The purpose of this Plan is to advance the interests of the Company and its shareholders by attracting and retaining employees and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company and its Subsidiaries. This Plan is further intended to provide flexibility to the Company and its Subsidiaries in structuring incentive compensation to appropriately balance risk and reward, ensure compatibility with effective controls and risk-management, and to align the interests of Participants with those of the Company’s shareholders.

SECTION 2: Definitions.

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1“Award” means a right granted to a Participant under this Plan to receive an Incentive Payment under this Plan.

2.2“Award Agreement” means any written or electronic agreement entered into between the Company and/or its Subsidiary and a Participant, or such other instrument with respect to an Award, setting forth the terms and conditions of an Award, in such form as shall be prescribed by the Committee from time to time.

2.3“Base Salary” means a Participant’s base salary in effect as of the first day of the applicable Performance Period or, if later, the date that an Employee becomes eligible to be a Participant.

2.4“Board” means the Board of Directors of the Company.

2.5“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

2.6“Committee” means the Compensation Committee of the Board or such other committee as the Board may designate from time to time.

2.7“Employee” means a senior executive of the Company or one of its Subsidiaries.

2.8“Incentive Payment” means the amount earned and payable to a Participant pursuant to an Award, if any, based on the achievement of the Performance Measures during a Performance Period, which such amount may be paid in cash or other property as determined by the Committee.

2.9“Participant” means an Employee who is designated by the Committee as a Participant in this Plan.

2.10“Performance Measures” means the performance goals selected by the Committee for each Participant with respect to a Performance Period.

2.11“Performance Period” means each consecutive twelve (12)-month period commencing on the first day of each calendar or fiscal year of the Company, or such other period as determined by the Committee.

2.12“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

SECTION 3: Administration.

3.1Power and Authority of Committee. This Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all applicable provisions of this Plan and applicable law, to

(a)	establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of this Plan,
(b)

construe, interpret and administer this Plan and any Award Agreement, including correcting any defect, supplying any omission, interpreting any ambiguity or reconciling any inconsistency in the manner and to the extent it shall deem desirable to carry this Plan into effect,

(c)	waive, prospectively or retroactively, any conditions of or rights of the Company under any Award,
(d)	increase or decrease the amount of any Incentive Payment, and
(d)	make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

The conditions for grant or vesting and the other provisions of Awards (including, without limitation, any applicable Performance Measures) need not be the same with respect to each Participant. The Committee may adjust any Performance Measure to the extent necessary to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances, as determined by the Committee in its sole discretion, or to exclude the effects of extraordinary, unusual, or non-recurring items. Unless otherwise expressly provided in this Plan, each determination made and each action taken by the Committee pursuant to this Plan or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, the Participants and their legal representatives and beneficiaries.

3.2Delegation. The Committee may delegate its powers and duties under this Plan, to designate Employees who will be eligible for Awards and the Performance Measures and other terms of such Awards, and/or to approve achievement of the applicable Performance Measures, to a sub-committee of the Committee.

3.3Determinations at the Outset of Each Performance Period. Prior to the start of or during each Performance Period, the Committee shall (a) designate the Employees who will become Participants for such Performance Period, (b) establish a dollar amount or a percentage of Base Salary for each such Participant representing the amount of the Incentive Payment the Participant will receive if the threshold, target or maximum levels of the Performance Measures are achieved and (c) with respect to each Participant, establish one or more Performance Measures and a formula to determine the amount of the Incentive Payment that will be paid at different levels of achievement of the Performance Measures.

SECTION 4: Incentive Payment.

Subject to the provisions of this Plan, each Participant shall be eligible to receive, for each Performance Period, an Incentive Payment in an amount determined by the Committee, subject to the limitations set forth below:

(a)Discretionary Increase or Reduction. The Committee shall retain sole and absolute discretion to increase or reduce the amount of a Participant’s Incentive Payment.

(b)Continued Employment. Except as otherwise approved by the Committee or specifically set forth in a written employment agreement between the Employee and the Company or its Subsidiaries then in effect, no Incentive Payment shall be paid or owed to a Participant who is not employed in good standing, as determined by the Committee, on the date payment is made for a Performance Period under Section 5.1.

(c)Regulatory Action. Awards and Incentive Payments will not be earned or paid, regardless of achievement of Performance Measures, (i) to the extent that any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other directive action that, or a regulation that, prohibits or limits the eligibility of the Employee for the Award or Incentive Payment, or (ii) if, after a review of the Company’s or its Subsidiaries’ credit quality measures, the Committee considers it imprudent to provide the Award or Incentive Payment.

(d)Clawback. By accepting any compensation paid or otherwise made available to a Participant under this Plan, the Participant agrees to the terms and conditions of this Plan (including, without limitation, this Section 4(d)) and acknowledges that they are subject to the Codes of Ethics and Insider Trading Policies of the Company and its Subsidiaries. The Participant agrees to repay any compensation previously paid or otherwise made available to the Participant under this Plan that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), or any compensation “clawback” or recoupment policy of the Company or its Subsidiaries applicable to similarly-situated Employees of the Company or such Subsidiary or required to comply with applicable law (as may be amended from time to time and as may hereafter be adopted). Any Participant whose Incentive Payment becomes subject to forfeiture or clawback shall promptly return any such amount that is identified by the Company by written notice to the Participant. If the Participant fails to return such payment promptly, the Company or its Subsidiaries may deduct such amount from other compensation owed to the Participant by the Company or its Subsidiaries as an advancement of wages, and the Participant’s acceptance of the applicable Award represents the Participant’s acknowledgment and agreement to such deduction. The Participant acknowledges the rights of the Company and its Subsidiaries to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section.

SECTION 5: Incentive Payments.

5.1Time and Form of Payments. Following the close of each Performance Period and prior to payment of an Incentive Payment to any Participant, the Committee shall determine the level of achievement of the applicable Performance Measures for that Performance Period and the amount of the Incentive Payment for each Participant. All Incentive Payments shall be made not later than March 15th of the year following the end of the Performance Period; provided that the Committee may permit or require Participants to defer payment of their Awards pursuant to a timely election made pursuant to any deferred compensation plan that has been or may be established by the Company that satisfies the requirements of Section 409A of the Code.

5.2Nontransferability. Except as otherwise determined by the Committee, no right to any Incentive Payment shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any cash or property due under the Participant’s Award upon the death of the Participant. No right to any Incentive Payment may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Company.

5.3Other Restrictions. The Committee may impose other restrictions on any Award or Incentive Payment, as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state laws.

5.4Tax Withholding. The Company or an applicable Subsidiary shall be entitled to withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or such Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award or an Incentive Payment. The Company may also require a Participant promptly to remit the amount of such withholding to the Company or such applicable Subsidiaries before taking any action with respect to an Award or Incentive Payment. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate. Notwithstanding any action taken or not taken by the Company or its Subsidiaries, the Participant shall remain solely liable for all taxes due with respect to the Participant’s Award or Incentive Payment.

SECTION 6: Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in this Plan, the Board may amend, alter, suspend, discontinue or terminate this Plan, and the Committee may amend or cancel any Award, except that no such amendment, alteration, suspension, discontinuation, termination or cancellation shall be made that would violate the rules or regulations of the NASDAQ Stock Market or any other laws, rules and regulations that are applicable to the Company.

This Plan will continue in effect until terminated by the Board (although any Awards outstanding at such time shall remain outstanding and subject to this Plan until they are paid out or otherwise cancelled as provided in this Plan). No Award shall be granted after the termination of this Plan. However, the authority of the Board and the Committee and its delegates to amend or otherwise administer this Plan shall extend beyond the termination of this Plan. The Committee is not required to grant any Awards under this Plan.

SECTION 7: General Provisions.

7.1Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, and the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

7.3Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company or its Subsidiaries. This Plan shall not affect any right of the Company, or of any Subsidiary, to terminate, with or without cause, any Participant’s employment or service at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company or its Subsidiaries and any Participant, but shall be considered a supplement thereto and is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate. No compensation or benefit awarded to or realized by any Participant under this Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company or any Subsidiary unless required by law or otherwise provided by such other plan.

7.4No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Subsidiary.

7.5Governing Law. The validity, construction and effect of this Plan or any Award or Incentive Payment shall be determined in accordance with the laws of the State of South Carolina.

7.6Severability. If any provision of this Plan is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan shall remain in full force and effect.

7.7Certain Tax Matters. Payments are intended to be exempt from Section 409A of the Code, unless an Award is subject to deferral pursuant to a deferred compensation plan that is intended to comply with Section 409A of the Code.

This Plan is being executed, on behalf of the Board, by the undersigned duly-authorized officer of the Company.

South State Corporation

By:	/s/ John C. Corbett
John C. Corbett
Chief Executive Officer

Approved: March 23, 2018

Amended and Restated Approved April 28, 2021